EXHIBIT 3.2

ARTICLES SUPPLEMENTARY

OF

INVESCO REAL ESTATE INCOME TRUST INC.

Invesco Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted on August 12, 2020, has classified and designated 125 Preferred Shares (as defined in the Charter) as 12.5% Series A Redeemable Cumulative Preferred Stock, $0.01 par value per share (the “Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as follows, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

12.5% Series A Redeemable Cumulative Preferred Stock

1. Designation, Number and Rank. A series of Preferred Shares, designated the 12.5% Series A Redeemable Cumulative Preferred Stock (the “Series A Preferred Shares”), is hereby established. The total number of authorized Series A Preferred Shares shall be 125. The Series A Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all equity securities issued by the Corporation, including without limitation, all classes or series of Common Shares. The term “equity securities” shall not include convertible debt securities.

2. Dividends.

(a) The record holders of the then outstanding Series A Preferred Shares shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, at the rate of 12.5% per annum of the total of (i) the $500 liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid dividends thereon which are in arrears. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Share is issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series A Preferred Shares (the “Initial Issue Date”), and shall be payable semi-annually in arrears on June 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a “Preferred Dividend Payment Date”). Any distribution payable on the Series A Preferred Shares for any partial Preferred Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Preferred Dividend Period” shall mean, with respect to the first “Preferred Dividend Period,” the period from and including the Initial Issue Date to and including the first Preferred Dividend Payment Date, and with respect to each subsequent “Preferred Dividend Period,” the period from but excluding a Preferred Dividend Payment Date to and including the next succeeding Preferred Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends shall be paid to holders of record of the Series A Preferred Shares as their names appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Preferred Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Preferred Dividend Payment Date (each, a “Preferred Dividend Record Date”). Dividends in respect of any past Preferred Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Preferred Dividend Record Date related to each such Preferred Dividend Period. Any dividend payment made on the Series A Preferred Shares shall be credited first against the earliest accrued but unpaid dividend due which remains payable.

(b) No dividends on the Series A Preferred Shares shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 2(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends shall be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Corporation or its assets would permit payment of dividends which would otherwise be prohibited, then such revaluation shall be done. Accrued but unpaid dividends on the Series A Preferred Shares shall accumulate as of the Preferred Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 2(e), unless full cumulative dividends on all outstanding Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Preferred Dividend Periods, no dividends (other than in Common Shares or other shares of stock ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon the Common Shares or any other shares of stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares or other shares of stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation and except for transfers, redemptions or purchases made pursuant to the provisions of Article VI of the Charter).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares, all dividends authorized upon the Series A Preferred Shares shall be authorized and paid pro rata based on the number of Series A Preferred Shares then outstanding.

(f) Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or securities in excess of the full cumulative dividends on the Series A Preferred Shares as described above.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 856 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the Capital Gains Amount allocable to holders of the Series A Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends.

3. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of payment, plus, if applicable, the Redemption Premium (as defined below) then in effect, before any distribution of assets is made to holders of Common Shares or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Shares as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid on all outstanding Series A Preferred Shares, then the holders of the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating dividends to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating dividends to which they are entitled, the holders of the Series A Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given to each record holder of the Series A Preferred Shares.

(e) Neither the consolidation or merger of the Corporation with or into any other corporation, limited liability company, partnership, limited partnership, trust or other entity or of any other corporation, limited liability company, partnership, limited partnership, trust or other entity with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4. Redemption.

(a) Right of Optional Redemption. The Corporation, at its option and upon written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time (the “Redemption Date”), for cash at a redemption price of $500 per Series A Preferred Share, plus an amount equal to all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 4(c) below) (the “Redemption Price”), plus a redemption premium per Series A Preferred Share (each, a “Redemption Premium”) as follows:

Period	Redemption Premium
Issuance date until December 31, 2022	$50
Thereafter	0

If less than all outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) Limitations on Redemption. Unless full cumulative dividends on all outstanding Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Preferred Dividend Periods, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for Common Shares or other shares of stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares or any such purchase or acquisition made in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of the Series A Preferred Shares, the Corporation shall pay, in cash, any accumulated and unpaid dividends on the Series A Preferred Shares to and including the Redemption Date, unless a Redemption Date falls after a Preferred Dividend Record Date and prior to the corresponding Preferred Dividend Payment Date, in which case each holder of the Series A Preferred Shares at the close of business on such Preferred Dividend Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Preferred Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Preferred Dividend Payment Date.

(d) Procedures for Redemption.

(i) Notice of redemption shall be given by the Corporation, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the Redemption Premium, if any; (D) the number of Series A Preferred Shares to be redeemed; (E) the place or places where the Series A Preferred Shares are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (F) that dividends on the Series A Preferred Shares to be redeemed shall cease to accrue on such Redemption Date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice sent to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

(iii) If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the Redemption Date, dividends shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares shall terminate, except the right to receive the Redemption Price. Holders of the Series A Preferred Shares to be redeemed shall surrender the certificates representing such Series A Preferred Shares, to the extent that such Series A Preferred Shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing such Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Redemption Price plus any applicable Redemption Premium. In case fewer than all Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof. In the event that the Series A Preferred Shares to be redeemed are uncertificated, such Series A Preferred Shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such Series A Preferred Shares shall be required.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Shares shall be irrevocable except that:

(A) The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any Series A Preferred Shares redeemed shall have no claim to such interest or other earnings; and

(B) Any balance of money so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the Series A Preferred Shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e) Legally Available Funds. No Series A Preferred Shares may be redeemed except with funds legally available for the payment of the Redemption Price.

(f) Status of Redeemed Shares. Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such Preferred Shares are once more designated as part of a particular series by the Board of Directors.

5. Voting Rights. Except as provided in this Section, the holders of the Series A Preferred Shares shall not be entitled to vote on any matter submitted to stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Shares (excluding any Series A Preferred Shares owned by any holder controlling, controlled by, or under common control with the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any shares of stock of the Corporation senior to or on a parity with the Series A Preferred Shares, (b) any amendment to the Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Shares or (c) any reclassification of the Series A Preferred Shares.

6. Dissenters’ Rights. Holders of the Series A Preferred Shares shall have no dissenters’ rights.

7. Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

8. Notice. All notices to be given to the holders of the Series A Preferred Shares shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission, (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Corporation.

9. Restriction on Ownership and Transfer.

(a) The Series A Preferred Shares are subject to the provisions of Article VI of the Charter, including without limitation, the provisions for the redemption of shares of stock transferred to a Trust for the benefit of a Charitable Beneficiary.

(b) The Series A Preferred Shares may not be transferred except in the case of “Permitted Transfers.” The term “Permitted Transfers” shall mean transfers or assignments: (i) by the holder to the Corporation; (ii) by bequest or the laws of descent or distribution; (iii) in connection with a transfer to an unaffiliated third party pursuant to a merger, consolidation, stock-for-stock exchange, tender offer or similar transaction; (iv) to a family member or a controlled entity for bona fide estate planning purposes; (v) by a trust to the trust’s beneficiaries; (vi) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), simultaneously with registration of the Series A Preferred Shares under Section 12 of the Securities Exchange Act of 1934, as amended; and (vii) in reliance upon an available exemption from the registration requirements of the Securities Act. Transfers under clauses (ii), (iii), (iv), (v), (vi), and (vii) shall be subject to the transferee agreeing to be bound by the same restrictions on transfer.

SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, Invesco Real Estate Income Trust Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary, on August 31, 2020.

ATTEST:		INVESCO REAL ESTATE INCOME TRUST INC.

By:	/s/ Christopher Fischer	By:	/s/ R. Scott Dennis
	Name: Christopher Fischer		Name: R. Scott Dennis
	Title: Secretary		Title: President